EXHIBIT 99.1

Contango oil & gas COMPANY

NEWS RELEASE

Contango Announces Second Quarter 2021 Financial Results and Capital Program Update

August 11, 2021 – FORT WORTH, TEXAS – Contango Oil & Gas Company (NYSE American: MCF) (“Contango” or the “Company”) announced today its financial results for the second quarter ended June 30, 2021.

Second Quarter 2021 Highlights and Recent Developments

●	Production sales of 2,196 MBoe for the second quarter of 2021, or 24.1 MBoe per day, an increase from 1,469 MBoe, or 16.1 MBoe per day in the prior year quarter, primarily due to new production from the Mid-Con Acquisition and the Silvertip Acquisition (each as defined in our recently filed Form 10-Q for the second quarter of 2021), which closed on January 21, 2021 and February 1, 2021, respectively. Production sales volumes were also slightly higher than the upper end of production guidance provided by the Company for the quarter.

●	Total operating expenses of $36.5 million for the current year quarter, and operating expenses, exclusive of production and ad valorem taxes, of $30.2 million, were slightly higher than the upper end of guidance provided by the Company for the quarter, primarily due to the acceleration of a planned production-enhancing workover program due to higher commodity prices.

●	Net loss was $32.6 million for the current year quarter, compared to a net loss of $28.0 million in the prior year quarter. Adjusting both quarters for pre-tax, non-cash mark-to-market losses related to our commodity price derivatives of $47.1 million and $20.2 million, respectively, and dry hole costs of $10.9 million for the 2020 quarter, net income before income taxes would have been approximately $14.3 million for the current year quarter compared to net income before income taxes of $3.4 million for the comparable 2020 quarter.

●	Adjusted EBITDAX (a non-GAAP measure, as defined and presented herein) for the current year quarter of $31.1 million, compared to $7.0 million in the prior year quarter, an increase primarily due to contributions from the Mid-Con Acquisition and the Silvertip Acquisition.

●	On May 3, 2021, the Company entered into the Fifth Amendment to the Credit Agreement (the “Fifth Amendment”), which provided for, among other things, an increase in the Company’s borrowing base from $120.0 million to $250.0 million and expanded the bank group from nine to eleven banks. The Fifth Amendment also includes less restrictive hedge requirements and certain modifications to financial covenants. As of June 30, 2021, the Company had availability under its Credit Agreement of $178.1 million. See Note 10 – “Long-Term Debt” in our recently filed Form 10-Q for the second quarter of 2021 for further information.

●	On June 7, 2021, the Company entered into a definitive agreement to merge with Independence Energy, LLC (“Independence”) in an all-stock transaction (the “Pending Independence Merger”). The closing of the Pending Independence Merger is conditioned upon approval by a majority of Contango’s shareholders, among certain other closing conditions. Upon completion of the Pending Independence Merger, Independence shareholders are expected to own approximately 76% and Contango shareholders are expected to own approximately 24% of the combined company. If approved, the Pending

Independence Merger is expected to close in the fourth quarter of 2021. See Note 3 – “Acquisitions and Dispositions” in our recently filed Form 10-Q for the second quarter of 2021 for further information.

●	On July 7, 2021, the Company entered into a purchase and sale agreement with ConocoPhillips to acquire low decline, conventional gas assets in the Wind River Basin of Wyoming (the “Pending Wind River Basin Acquisition”). Upon closing, Contango will acquire an estimated 446 Bcfe of PDP reserves for a total purchase price of $67.0 million in cash, subject to customary closing adjustments. The Pending Wind River Basin Acquisition is expected to close in the third quarter of 2021 and will be funded with cash on hand and borrowings under our senior credit facility. See Note 13 – “Subsequent Events” in our recently filed Form 10-Q for the second quarter of 2021 for further information.

Management Commentary

Wilkie S. Colyer, the Company’s Chief Executive Officer, said, “We were able to build on the momentum from the first quarter to turn in a very successful second quarter, in terms of our operations, integration of first quarter acquisitions, and corporate activity. We more than doubled our credit facility borrowing base in May, which is no small feat in the current bank environment. Subsequent to quarter end, we announced yet another acquisition at a very attractive price, as our consolidation strategy continues to bear fruit. Our success in closing attractive, PDP-heavy acquisitions, cutting costs on both legacy and acquired properties, and increasing cash flow through low risk, high return capital spending, has allowed us to greatly expand our financial flexibility and acquisition dry powder, and increase the value of our reserves. The announced merger with Independence Energy serves as a validation of our corporate strategy and the hard work of our team in transitioning Contango over the last three years. We analyzed the merger by asking several very important questions, including: one, do we expect the deal to increase intrinsic value per share for our shareholders? Two, is the transaction designed to drive down costs – G&A and cost of capital – via scale? Three, are we like minded in our investment approach with new management? Four, can we expect to do a better job for shareholders with a broader platform and bigger balance sheet? The answer to all those questions was yes. Upon closing, this combination will give current Contango shareholders the ability to continue to share in the future appreciation in value inherent in our asset base, as well as be positioned to participate in our future efforts to continue to build value, as an industry consolidator, through the corporate and financial support of KKR, one of the largest and most successful asset managers in the world. Our team at Contango is excited about playing a large part in that industry consolidator role on behalf of Contango and Independence shareholders as a subsidiary of the combined business.”

Summary of Second Quarter Financial Results

Net loss for the three months ended June 30, 2021 was $32.6 million, or $(0.16) per basic and diluted share, compared to a net loss of $28.0 million, or $(0.21) per basic and diluted share, for the prior year quarter. Pre-tax net loss for the three months ended June 30, 2021 was $32.8 million, compared to a pre-tax net loss of $27.7 million for the prior year quarter. Adjusting the comparable 2021 and 2020 quarters for pre-tax, non-cash mark-to-market losses related to our commodity price derivatives of $47.1 million and $20.2 million, respectively, and dry hole costs of $10.9 million for the 2020 quarter, net income before income taxes would have been approximately $14.3 million for the current year quarter compared to net income before income taxes of $3.4 million for the comparable 2020 quarter.

Average weighted shares outstanding were approximately 198.7 million and 131.4 million for the current and prior year quarters, respectively. Shares outstanding increased primarily due to the sale of approximately 40.6 million shares of common stock of the Company in two offerings in the fourth quarter of 2020 in conjunction with the announcement of the Mid-Con Acquisition and Silvertip Acquisition in that quarter and approximately 25.5 million shares of common stock issued to Mid-Con shareholders at the close of the Mid-Con Acquisition in January 2021.

The Company reported Adjusted EBITDAX, a non-GAAP measure defined below, of approximately $31.1 million for the three months ended June 30, 2021, compared to $7.0 million for the same period last year, an increase attributable primarily to the incremental contribution from the properties we acquired in the Mid-Con Acquisition and the Silvertip Acquisition in the first quarter of 2021. Recurring Adjusted EBITDAX (defined below as Adjusted EBITDAX exclusive of non-recurring business combination expenses and strategic advisory fees) was $33.1 million for the 2021 quarter, compared to $7.5 million for the 2020 quarter.

Revenues for the second quarter of 2021 were approximately $83.6 million compared to $17.8 million for the second quarter of 2020, an increase attributable primarily to higher commodity prices and an approximate 50% increase in production sales resulting from the properties acquired in the Mid-Con Acquisition and the Silvertip Acquisition.

Production sales for the three months ended June 30, 2021 were approximately 2.2 MMBoe (62% liquids), or 24.1 MBoe per day, compared to approximately 1.5 MMBoe (44% liquids), or 16.1 MBoe per day in the prior year quarter. Net oil production sales were approximately 9,800 barrels per day for the three months ended June 30, 2021, compared to approximately 3,700 barrels per day in the prior year quarter, an increase attributable to the production from the properties acquired in the Mid-Con Acquisition and the Silvertip Acquisition. Net natural gas production sales increased slightly to approximately 55.4 MMcf per day during the three months ended June 30, 2021, compared with approximately 54.0 MMcf per day during the three months ended June 30, 2020. Net natural gas liquids (“NGLs”) production sales increased to approximately 5,100 barrels per day during the three months ended June 30, 2021, compared to approximately 3,400 barrels per day in the prior year quarter due to the new, higher liquid content production acquired in the Silvertip Acquisition.

The weighted average equivalent sales price realized for the three months ended June 30, 2021 was $37.93 per Boe compared to $12.14 per Boe for the three months ended June 30, 2020. The lower prior year prices were attributable to the decline in realized commodity prices in early 2020 as a result of the initial spread of the COVID-19 pandemic and its negative impact on the global demand for oil and natural gas, combined with the failure by the Organization of Petroleum Exporting Countries and Russia to reach an agreement on lower production quotas until April 2020. The increase in domestic vaccination programs has helped reduce the spread of COVID-19 in the current year, which has contributed to an improvement in the economy and the demand for oil and natural gas, and higher realized prices for crude oil, natural gas and NGLs. The realized price of crude oil averaged $63.03 per Bbl in the current year quarter compared to an average $22.94 per Bbl in the prior year quarter. The realized price of natural gas averaged $2.94 per Mcf in the current year quarter compared to an average of $1.35 per Mcf in the prior year quarter, and the realized price of NGLs averaged $26.46 per Bbl in the current year quarter compared to an average of $10.81 per Bbl in the prior year quarter.

Operating expenses for the three months ended June 30, 2021 were approximately $36.5 million, compared to $15.0 million for the same period last year, an increase attributable primarily to the properties acquired in the Mid-Con Acquisition and the Silvertip Acquisition. Included in operating expenses are direct lease operating expenses, transportation and processing costs, workover expenses, production and ad valorem taxes and other expenses related to plants and pipelines. Operating expenses exclusive of production and ad valorem taxes of $6.4 million and $0.8 million for the respective 2021 and 2020 quarters, were approximately $30.2 million for the 2021 quarter compared to approximately $14.2 million for the prior year quarter.

DD&A expense for the three months ended June 30, 2021 was $11.5 million, or $5.22 per Boe, compared to $5.1 million, or $3.47 per Boe, for the 2020 quarter. The higher depletion expense in the current year quarter was primarily due to the properties acquired in the Mid-Con Acquisition and the Silvertip Acquisition.

Total G&A expenses were $13.5 million, or $6.14 per Boe, for the three months ended June 30, 2021, compared to $7.8 million, or $5.33 per Boe, for the prior year quarter. Recurring G&A expenses (defined as Total G&A expenses exclusive of business combination expenses and non-recurring strategic advisory fees of

$1.9 million and $0.6 million for the current year and prior year quarters, respectively) were $11.6 million, or $5.27 per Boe, for the current year quarter compared to Recurring G&A expenses of $7.3 million, or $4.96 per Boe for the prior year quarter. The increase from the prior year is primarily due to the costs of additional personnel, systems costs and other administrative expenses resulting from the Mid-Con Acquisition and the Silvertip Acquisition, as well as higher non-cash stock-based compensation expense in the current year quarter due to stock grants being awarded in the second quarter of 2021, compared to the third quarter of 2020. Recurring Cash G&A expenses (defined as Recurring G&A expenses exclusive of non-cash stock-based compensation of $3.1 million and $0.3 million for the respective 2021 and 2020 quarters) were $8.5 million for the current year quarter, compared to $7.0 million for the prior year quarter.

Loss on derivatives for the three months ended June 30, 2021 was approximately $53.5 million. Of this amount, $47.1 million was attributable to a non-cash mark-to-market loss resulting from improvement in benchmark commodity prices and to $6.4 million in realized losses on derivative settlements during the quarter. Loss on derivatives for the three months ended June 30, 2020 was approximately $8.8 million, of which $20.2 million was a non-cash mark-to-market loss, partially offset by $11.4 million in realized gains.

2021 Capital Program & Capital Resources

Due to strengthening oil prices in 2021, and our identification of more cost-efficient methods of drilling and completing our Permian Basin wells, we resumed a conservative onshore drilling program in the Southern Delaware Basin in the second quarter of 2021. In May 2021, we began drilling the first three-well pad originally planned in the Permian region. Based on the recent success by operators offsetting our position, we decided to drill one of the three wells on this first pad to the Second Bone Spring formation, which will be our first well drilled to that formation. Due to the success and efficiency in the drilling of these first three wells and the improved oil price market, we commenced spudding a second three-well pad in July 2021 as part of our 2021 Permian drilling program. Drilling of the three wells on this second pad is expected to be completed in the middle of the third quarter. Completion operations on the first three wells are planned to commence in the beginning of September 2021, with initial production expected in October 2021. Completion operations on the second three wells are planned to commence in December 2021, with initial production expected in January 2022. Each of these six wells is expected to include an approximate 10,000 foot lateral with approximately 50 stages of fracture stimulation.

Capital costs for the three months ended June 30, 2021 were approximately $12.2 million and included $5.3 million in expenditures related to the drilling of the Southern Delaware Basin wells and $5.0 million in expenditures related to redevelopment activities on recently acquired properties in our Midcontinent, Permian and Rockies regions. We also incurred $1.9 million in expenditures in unproved offshore prospect costs during the second quarter of 2021.

We currently forecast our full year 2021 capital expenditure budget to be approximately $30.0 - $34.0 million, including planned expenditures for the recompletion and redevelopment of shut-in wells acquired in the Mid-Con Acquisition and the Silvertip Acquisition, facility upgrades in numerous areas, waterflood development in our Mid-Continent region and select drilling in the West Texas Permian (expected 3 net locations, 6 gross locations), among other things. This forecast does not account for the Pending Independence Merger or the Pending Wind River Basin Acquisition. The capital expenditure program will continue to be evaluated for revision throughout the year. We believe that we will have the financial resources to further increase the currently planned 2021 capital expenditure budget, when and if deemed appropriate, including as a result of changes in commodity prices, economic conditions or operational factors.

On May 3, 2021, we entered into the Fifth Amendment to the Credit Agreement which provided for, among other things, an increase in the Company’s borrowing base from $120.0 million to $250.0 million, effective May 3, 2021, an expansion of the bank group from nine to eleven banks, and the inclusion of less restrictive hedge requirements and certain modifications to financial covenants. See Note 10 – “Long-Term Debt” in our recently filed Form 10-Q for the second quarter of 2021 for further information.

As of June 30, 2021, we had approximately $69.0 million outstanding under the Company’s Credit Agreement, $2.9 million in outstanding letters of credit and borrowing availability of approximately $178.1 million. The Credit Agreement matures on September 17, 2024. We were in compliance with the covenants to our Credit Agreement as of June 30, 2021.

Subsequent to the end of the second quarter of 2021, we received notice from the Small Business Administration that our loan from the Paycheck Protection Program for approximately $3.4 million was forgiven in its entirety. See Note 13 – “Subsequent Events” in our recently filed Form 10-Q for the second quarter of 2021 for further information.

Derivative Instruments

As of June 30, 2021, we had the following financial derivative contracts in place with members of our bank group, or with third-party counterparties under an unsecured line of credit with no collateral requirements or margin call provisions.

					Weighted Average
Commodity	Period	Derivative	Volume/Quarter		Price/Unit
Oil	Q3 2021	Swap	579,941	Bbls	$57.15			(1)
Oil	Q4 2021	Swap	547,251	Bbls	$57.06			(1)
Oil	Q1 2022	Swap	585,000	Bbls	$56.34			(1)
Oil	Q2 2022	Swap	473,000	Bbls	$52.92			(1)
Oil	Q3 2022	Swap	417,000	Bbls	$51.27			(1)
Oil	Q4 2022	Swap	407,000	Bbls	$51.86			(1)
Oil	Q1 2023	Swap	380,000	Bbls	$53.15			(1)
Oil	Q2 2023	Swap	150,000	Bbls	$58.43			(1)
Oil	Q3 2021	Collar	60,941	Bbls	$52.00	-	58.80	(1)
Oil	Q4 2021	Collar	60,251	Bbls	$52.00	-	58.80	(1)
Natural Gas	Q3 2021	Swap	3,140,000	MMBtus	$2.71			(2)
Natural Gas	Q4 2021	Swap	3,000,000	MMBtus	$2.63			(2)
Natural Gas	Q1 2022	Swap	3,090,000	MMBtus	$2.69			(2)
Natural Gas	Q2 2022	Swap	2,425,000	MMBtus	$2.51			(2)
Natural Gas	Q3 2022	Swap	2,300,000	MMBtus	$2.51			(2)
Natural Gas	Q4 2022	Swap	2,250,000	MMBtus	$2.65			(2)
Natural Gas	Q1 2023	Swap	1,500,000	MMBtus	$2.72			(2)
Natural Gas	Q4 2021	Collar	400,000	MMBtus	$3.00	-	3.41	(1)
Natural Gas	Q1 2022	Collar	510,000	MMBtus	$3.00	-	3.41	(2)
Natural Gas	Q1 2023	Collar	550,000	MMBtus	$2.63	-	3.01	(2)

(1)	Based on West Texas Intermediate crude oil prices.
(2)	Based on Henry Hub NYMEX natural gas prices.

As of June 30, 2021, the mark to market value of our hedge portfolio was a net liability of $58.7 million, as reflected in the Company’s balance sheet as of June 30, 2021.

Subsequent to the end of the second quarter of 2021, we entered into the following additional derivative contracts:

					Weighted Average
Commodity	Period	Derivative	Volume/Quarter		Price/Unit
Natural Gas	Q3 2021	Swap	725,000	MMBtus	$3.71	(1)
Natural Gas	Q4 2021	Swap	975,000	MMBtus	$3.71	(1)
Natural Gas	Q1 2022	Swap	900,000	MMBtus	$3.10	(1)
Natural Gas	Q2 2022	Swap	1,950,000	MMBtus	$3.10	(1)
Natural Gas	Q3 2022	Swap	1,350,000	MMBtus	$3.10	(1)
Natural Gas	Q4 2022	Swap	1,550,000	MMBtus	$3.10	(1)

Natural Gas	Q1 2023	Swap	1,350,000	MMBtus	$2.73	(1)
Natural Gas	Q2 2023	Swap	3,000,000	MMBtus	$2.73	(1)

(1)	Based on Henry Hub NYMEX natural gas prices.

As of June 30, 2021, the Company’s oil derivative contracts include hedges for 1.2 MMBbls of remaining 2021 production with an average floor price of $56.61 per barrel, 1.9 MMBbls of 2022 production with an average floor price of $53.39 per barrel and 0.4 MMBbls of production during the first quarter of 2023 with an average floor price of $53.15 per barrel. As of June 30, 2021, and including the hedges entered into subsequent to the end of the second quarter, the Company’s natural gas derivative contracts include 8.2 Bcf of remaining 2021 production with an average floor price of $2.94 per MMBtu, 16.3 Bcf of 2022 production with an average floor price of $2.78 per MMBtu and 6.4 Bcf of natural gas during the first half of 2023 at an average floor price of $2.72 per Mmbtu. Approximately 95% of the Company’s hedges are swaps, and the Company has no three-way collars or short puts.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2021	2020	% Change	2021	2020	% Change
Total Volumes Sold:
Oil and condensate (MBbls)	892	346	158%	1,541	866	78%
Natural gas (MMcf)	5,043	4,913	3%	10,025	10,115	(1)%
Natural gas liquids (MBbls)	464	305	52%	757	637	19%
Thousand barrels of oil equivalent (MBoe)	2,196	1,469	49%	3,969	3,189	24%

Daily Sales Volumes:
Oil and condensate (MBbls)	9.8	3.7	165%	8.5	4.8	77%
Natural gas (MMcf)	55.4	54.0	3%	55.4	55.6	(0)%
Natural gas liquids (MBbls)	5.1	3.4	50%	4.2	3.6	17%
Thousand barrels of oil equivalent (MBoe)	24.1	16.1	50%	21.9	17.6	24%

Average Sales Price:
Oil and condensate (per Bbl)	$63.03	$22.94	175%	$60.47	$35.46	71%
Natural gas (per Mcf)	$2.94	$1.35	118%	$2.92	$1.46	100%
Natural gas liquids (per Bbl)	$26.46	$10.81	145%	$27.17	$10.85	150%
Total (per Boe)	$37.93	$12.14	212%	$36.05	$16.43	119%

Average Selected Costs ($ per Boe)
Operating expenses (1)	$13.73	$9.67	42%	$13.63	$9.94	37%
Production and ad valorem taxes	$2.89	$0.56	416%	$2.49	$0.81	207%
General and administrative expense (cash)	$4.72	$5.15	(8)%	$5.03	$4.66	8%
Interest expense	$0.62	$1.46	(58)%	$0.64	$1.06	(40)%

Net Loss (thousands)	$(32,642)	$(28,034)		$(36,935)	$(133,289)

Adjusted EBITDAX (2) (thousands)	$31,140	$6,982		$53,124	$21,112

Weighted Average Shares Outstanding (thousands)
Basic	198,722	131,449		195,714	131,394
Diluted	198,722	131,449		195,714	131,394

(1)	Operating expense includes direct lease operating expenses, transportation, workover and other expense for plants and pipelines.
(2)	Adjusted EBITDAX is a non-GAAP financial measure. See below for reconciliation to net loss.

CONTANGO OIL & GAS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2021	2020
	(unaudited)
ASSETS
Cash and cash equivalents	$2,177	$1,383
Accounts receivable, net	65,937	37,862
Current derivative asset	—	2,996
Other current assets	6,673	4,565
Net property and equipment	348,850	101,903
Non-current assets	19,060	21,558

TOTAL ASSETS	$442,697	$170,267

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued liabilities	132,527	83,970
Current derivative liability	41,176	1,317
Current asset retirement obligations	4,700	4,249
Long-term debt	72,369	12,369
Long-term derivative liability	17,493	1,648
Asset retirement obligations	106,256	48,523
Lease liabilities	3,805	2,624
Total shareholders’ equity	64,371	15,567

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$442,697	$170,267

CONTANGO OIL & GAS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

	(unaudited)
REVENUES
Oil and condensate sales	$56,209	$7,930	$93,202	$30,712
Natural gas sales	14,823	6,618	29,315	14,789
Natural gas liquids sales	12,279	3,294	20,560	6,915
Other operating revenues	329	—	513	—
Total revenues	83,640	17,842	143,590	52,416

EXPENSES
Operating expenses	36,509	15,016	63,985	34,272
Exploration expenses	87	11,173	284	11,571
Depreciation, depletion and amortization	11,457	5,092	20,599	17,946
Impairment and abandonment of oil and natural gas properties	451	—	454	145,878
General and administrative expenses	13,483	7,836	24,842	15,487
Total expenses	61,987	39,117	110,164	225,154

OTHER INCOME (EXPENSE)
Gain (loss) from investment in affiliates, net of income taxes	(804)	(173)	(804)	113
Gain from sale of assets	131	4,406	348	4,433
Interest expense	(1,361)	(2,151)	(2,558)	(3,365)
Gain (loss) on derivatives, net	(53,480)	(8,804)	(69,561)	37,895
Other income	1,035	332	2,569	1,136
Total other income (expense)	(54,479)	(6,390)	(70,006)	40,212

NET LOSS BEFORE INCOME TAXES	(32,826)	(27,665)	(36,580)	(132,526)

Income tax benefit (provision)	184	(369)	(355)	(763)

NET LOSS	$(32,642)	$(28,034)	$(36,935)	$(133,289)

Non-GAAP Financial Measures

This news release includes certain non-GAAP financial information as defined by SEC rules. Pursuant to SEC requirements, reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in this press release.

Adjusted EBITDAX represents net income (loss) before interest expense, taxes, depreciation, depletion and amortization, impairment of properties and oil and gas exploration expenses (“EBITDAX”) as further adjusted to reflect the items set forth in the table below and is a measure required to be used in determining our compliance with financial covenants under our credit facility. Recurring Adjusted EBITDAX represents Adjusted EBITDAX exclusive of non-recurring business combination and strategic advisory fees and legal judgments.

We have included Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreement. We believe Adjusted EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and therefore highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use Adjusted EBITDAX in the evaluation of companies, many of which present Adjusted EBITDAX when reporting their results. Adjusted EBITDAX is a material component of the covenants that are imposed on us by our credit agreement. We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX. Non-compliance with the financial covenants contained in our credit agreement could result in a default, an acceleration in the repayment of amounts outstanding and a termination of lending commitments. Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use Adjusted EBITDAX to assess:

●	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

●	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

●	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

●	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

The following table reconciles net loss to EBITDAX, Adjusted EBITDAX and Recurring Adjusted EBITDAX for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

	(in thousands)
Net loss	$(32,642)	$(28,034)	$(36,935)	$(133,289)
Interest expense	1,361	2,151	2,558	3,365
Income tax provision (benefit)	(184)	369	355	763
Depreciation, depletion and amortization	11,457	5,092	20,599	17,946
Impairment of oil and natural gas properties	178	—	178	145,878
Exploration expense	87	11,173	284	11,571
EBITDAX	$(19,743)	$(9,249)	$(12,961)	$46,234

Non-cash mark-to-market loss (gain) on derivative instruments	$47,100	$20,198	$60,740	$(21,192)
Non-cash stock-based compensation charges	3,110	266	4,889	616
Loss (gain) on sale of assets and investment in affiliates	673	(4,233)	456	(4,546)
Adjusted EBITDAX	$31,140	$6,982	$53,124	$21,112

Non-recurring business combination expenses and strategic fees	$1,911	$551	$3,757	$1,334
Recurring Adjusted EBITDAX	$33,051	$7,533	$56,881	$22,446

In addition to Adjusted EBITDAX and Recurring Adjusted EBITDAX, we may provide additional non-GAAP financial measures, including Operating expenses exclusive of production and ad valorem taxes, Recurring G&A expenses, Recurring Cash G&A expenses, net income before income taxes adjusted for pre-tax, non-cash mark-to-market losses related to commodity price derivatives and dry hole costs, because our management believes providing investors with this information gives additional insights into our profitability, cash flows and expenses.

Adjusted EBITDAX, Recurring Adjusted EBITDAX and other non-GAAP measures in this release are not presentations made in accordance with generally accepted accounting principles, or GAAP. As discussed above, we believe that the presentation of non-GAAP financial measures in this release is appropriate. However, when evaluating our results, you should not consider the non-GAAP financial measures in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net loss. For example, Adjusted EBITDAX has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate Adjusted EBITDAX differently than we do, Adjusted EBITDAX as presented in this release is not comparable to similarly-titled measures reported by other companies.

Guidance for the Third Quarter 2021

Production sales	21,100 – 24,000 Boe per day

LOE (including transportation and workovers)	$27.0 million - $31.0 million

Recurring Cash G&A (non-GAAP)	$8.0 million - $8.5 million

We do not provide guidance for Total G&A expense because we are unable to predict with reasonable certainty the non-cash stock based compensation expense and non-recurring expenses associated with our strategic initiatives without unreasonable effort. These items are uncertain and depend on various factors and are not expected to be material to the results computed in accordance with GAAP.

Teleconference Call

Contango management will hold a conference call to discuss the information described in this press release on Wednesday, August 11, 2021 at 4:00 pm Central Daylight Time. Those interested in participating in the earnings conference call may do so by clicking here to join and entering your information to be connected. The link becomes active 15 minutes prior to the scheduled start time, and the conference coordinator will call you. If you are not at a computer, you can join by dialing 888-205-6786 (International 1-323-794-2558) and entering participation code 753396. A replay of the call will be available Wednesday, August 11, 2021 at 7:00 pm CDT through Wednesday, August 18, 2021 at 7:00 pm CDT by clicking here.

Impact of the COVID-19 Pandemic

The COVID-19 pandemic continues to have an adverse impact on worldwide economic activity, significantly disrupting the demand for oil and natural gas throughout the world, and has created significant volatility, uncertainty and turmoil in the oil and natural gas industry. While there has been an improvement in commodity prices since early 2020, prices remain volatile, and there is still significant uncertainty regarding the long-term impact of the COVID-19 pandemic on global oil demand and prices. Due to the extreme volatility in oil prices and the impact of the COVID-19 pandemic on the financial condition of our industry, we suspended our onshore drilling program in the Southern Delaware Basin in the first quarter of 2020. We further suspended all drilling in the second quarter of 2020, before resuming drilling in the second quarter of 2021. During this time, we have focused on certain measures that include, but have not been limited to, the following:

●	a company-wide effort to cut costs throughout our operations;
●	potential acquisitions of PDP-heavy assets, with attractive, discounted valuations, in stressed/distressed scenarios or from non-natural owners like investment or lender firms that obtained ownership through a corporate restructuring;
●	the identification of more cost-efficient drilling and completion strategies by our technical teams and the possible commencement of a conservative drilling/completion program on undeveloped opportunities in our portfolio should oil prices, and market stability, continue to improve and provide appropriate risk-weighted returns; and
●	the extensive review of assets acquired in recent transactions for cost reduction opportunities, as well as opportunities to return to production wells that had been shut-in by the previous owners due to limited capital resources.

About Contango Oil & Gas Company

Contango Oil & Gas Company is a Fort Worth, Texas based, independent oil and natural gas company whose business is to maximize production and cash flow from its onshore properties primarily located in its Midcontinent, Permian, Rockies and other smaller onshore areas and its offshore properties in the shallow waters of the Gulf of Mexico and use that cash flow to explore, develop and acquire oil and natural gas properties across the United States. Additional information is available on the Company’s website at http://contango.com. Information on our website is not part of this release.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be offering or solicitation material in respect of the proposed merger between Contango and Independence Energy, LLC (“Independence” and such merger, the “Proposed Merger”). The Proposed Merger will be submitted to the stockholders of Contango for their consideration. In connection with the Proposed Merger, Contango and IE PubCo Inc., a Delaware corporation (“New PubCo”) have filed with the SEC a registration statement on Form S-4 (SEC File No. 333-258157) that includes a preliminary proxy statement of Contango that also constitutes a preliminary prospectus of New Pubco (the “Proxy Statement/Prospectus”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Company Stockholder Approval (as defined in the transaction agreement for the Proposed Merger) The registration statement has not been declared effective by the SEC. The Proxy Statement/Prospectus will be mailed or otherwise disseminated to shareholders of Contango after the registration statement has been declared effective by the SEC. Contango and New PubCo also have filed and plan to file other relevant documents with the SEC regarding the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

The Proxy Statement/Prospectus, any amendments or supplements thereto and other relevant materials, may be obtained free of charge at the SEC’s website at www.sec.gov or free of charge by directing a request to the Company’s Investor Relations Department at investorrelations@contango.com.

NO OFFER OR SOLICITATION

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

PARTICIPANTS IN THE SOLICITATION

The Company, Independence and certain of their respective executive officers, directors, other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the Proposed Merger. Information regarding the Company’s directors and executive officers is available in its Proxy Statement on Schedule 14A for its 2021 Annual Meeting of Stockholders, filed with the SEC on April 30, 2021 and in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 10, 2021. Information regarding Independence’s directors and executive officers and other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the Form S-4, the Proxy Statement/Prospectus and other relevant materials relating to the Proposed Merger filed with the SEC. These documents may be obtained free of charge from the sources indicated above. Stockholders, potential investors and other readers should read the Proxy Statement/Prospectus carefully before making any voting or investment decisions.

Forward-Looking Statements and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on Contango’s current expectations and include statements regarding our estimates of future production and other guidance (including information regarding production, lease operating expenses, cash G&A expenses, and DD&A Rate), the Company’s Pending Independence Merger and Pending Wind River Basin Acquisition, the Company’s integration of and future plans for the Mid-Con Acquisition and the Silvertip Acquisition, the Company’s drilling program and capital expenditures and the potential timing and success related to those expenditures, including the timing of expected production and expected well lateral lengths, our liquidity and access to capital, expected overall drilling costs, lease operating cost and G&A costs, the potential impact of the COVID-19 pandemic including reduced demand for oil and natural gas, the volatile commodity price environment, the impact of our derivative instruments, the accuracy of our projections of future production, future results of operations, ability to identify, complete and integrate acquisitions, ability to realize expected benefits of acquisitions, the quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance. Words and phrases used to identify our forward-looking statements include terms such as “guidance”, “expects”, “projects”, “anticipates”, “believes”, “plans”, “estimates”, “potential”, “possible”, “probable”, “intends”, “forecasts”, “view”, “efforts”, “goal”, “positions”, “future” or words and phrases stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved. Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); risks related to drilling into formations that are new to us; risks related to the recently announced Pending Independence Merger and Pending Wind River Basin Acquisition, including the risk that the transactions will not be completed on the timeline or terms currently contemplated, the businesses and assets will not be integrated successfully, that the anticipated cost savings, synergies, intrinsic value, access to capital and growth from the transactions may not be fully realized or may take longer to realize than expected, and that management attention will be diverted; potential liability resulting from any future litigation related to the Pending Independence Merger and the Pending Wind River Basin Acquisition; risks related to the Silvertip Acquisition and Mid-Con Acquisition, including the risk that the anticipated benefits from those acquisitions may not be fully realized or may take longer to realize than expected, and that management attention will be diverted to integration-related issues; risks related to the impact of the climate change initiative by President Biden’s administration and Congress, including, as an example, the January 2021 executive order imposing a moratorium on new oil and natural gas leasing on federal lands and offshore waters pending completion of a comprehensive review and reconsideration of federal oil and natural gas permitting and leasing practices; uncertainties as to the availability and cost of financing; our relationships with lenders; our ability to comply with financial covenants in our debt instruments, repay indebtedness and access new sources of indebtedness and/or provide additional liquidity for future capital expenditures; any reduction in our borrowing base and our ability to avoid or repay excess borrowings as a result of such reduction; our ability to execute on our strategy, including execution of acquisitions; fluctuations in commodity prices; expected benefits of and risks associated with derivative positions; our ability to realize cost savings; our ability to execute on and realize expected value from acquisitions and to complete strategic dispositions of assets and realize the benefits of such dispositions; the limited trading volume of our common stock and general trading market volatility; outbreaks and pandemics, even outside our areas of operation, including COVID-19; the impact of the COVID-19 pandemic, including reduced demand for oil and natural gas, economic slowdown, governmental and societal actions taken in response to the COVID-19 pandemic, stay-at-home orders and interruptions to our operations; the ability of our management team to execute its plans or to meet its goals; shortages of drilling equipment, oil field personnel and services; unavailability of gathering systems, pipelines and processing facilities; the possibility that government policies may change or governmental approvals may be delayed or withheld; and the other factors discussed in our reports filed or furnished with the SEC, including under the “Risk Factors” heading in our annual report on Form 10-K for the year ended December 31, 2020 and our quarterly reports on Form 10-Q filed with the SEC. Additional information on these and other factors, many of which may be unknown or unpredictable at this time, which could affect Contango’s operations or financial results are included in Contango’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. Initial production rates of wells and initial indications of formation performance or the benefits of any transaction are not necessarily indicative of future or long-term results.

Contact:
Contango Oil & Gas Company
E. Joseph Grady – 713-236-7400
Senior Vice President and Chief Financial and Accounting Officer